EXHIBIT 99.1

Contact: Scott Drill, President and CEO (763) 392-6200; (800) 874-4648

FOR IMMEDIATE RELEASE

Insignia Systems, Inc. Reports Record Quarterly Net Income of $1,198,000

on Second Quarter POPS Revenue Increase of 20.9%

MINNEAPOLIS – July 18, 2007 – Insignia Systems, Inc. (Nasdaq: ISIG) today reported net sales of $6,969,000 for the second quarter ended June 30, 2007, an increase of 19.1%, compared to net sales of $5,853,000 for the second quarter of 2006. The net income for the second quarter of 2007 was $1,198,000 or $0.08 per basic share ($0.07 per fully diluted share), compared to $949,000, or $0.06 per share (basic and fully diluted), for the second quarter of 2006. Last year’s second quarter net income included a one time $100,000 gain from a litigation settlement. Insignia Point-of-Purchase Services® (POPS) revenue for the second quarter was $6,193,000, an increase of 20.9%, compared to second quarter 2006 POPS revenue of $5,122,000.

For the six months ended June 30, 2007, net sales were $13,034,000, an increase of 15.6%, compared to net sales of $11,275,000 for the first half of 2006. The net income for the first half of 2007 was $1,625,000 or $0.11 per basic share ($0.10 per fully diluted share), compared to $1,588,000, or $0.10 per share (basic and fully diluted) for the same period of 2006. Insignia POPS revenue for the first six months of 2007 was $11,563,000, an increase of 17.5%, compared to the first six months of 2006 POPS revenue of $9,842,000.

CEO Scott Drill commented, “We continued to make good progress during the second quarter in building our POPS business. The most significant recent event was the July 2nd signing of a ten year extension of our strategic alliance agreement with Valassis. The scope of the alliance has been expanded in that Valassis has taken the lead role in our effort to expand our retail network. This long term alliance positions us well for future growth.”

Drill went on to state, “Our sales momentum with the consumer packaged goods companies remains strong. We currently have POPS customer orders of approximately $5,300,000 for the third quarter with over six weeks of selling time left. Last year’s third quarter POPS revenue was $4,452,000.”

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222

http://www.insigniasystems.com • email: info@insigniasystems.com

July 18, 2007	Insignia Systems, Inc. Reports Second Quarter Earnings	Page 2

“On the legal front, the discovery process is proceeding well. The schedule still calls for us to be ready for trial by July 1, 2008. There was a hearing June 5th on our Motion to Dismiss News America’s counterclaims. The Judge should rule in the next few months. Legal expense for the second quarter of 2007 was $470,000 versus $279,000 in the second quarter of 2006. Our cash position at June 30, 2007 was $4,780,000, up from $3,682,000 on March 31, 2007.”

Conference Call

The Company will host a conference call today, July 18, at 4:00 p.m. Central Time. To access the live call, dial 800-474-8920. The conference code is 6529645. Please be sure to call in about 5-10 minutes before the call is scheduled to begin. Audio replay will be available approximately three hours after the call through July 26, 2007. To access the replay, dial 888-203-1112 and reference the passcode 6529645.

About Insignia

Insignia Systems, Inc. is an innovative developer and marketer of in-store advertising products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia is contracted with more than 9,000 chain retail supermarkets and drug stores, including A&P, Kroger and Safeway. Through the nationwide POPS network, over 200 major consumer goods manufacturers, including General Mills, Reckitt Benckiser, Kellogg Company, Nestlé, Pfizer, S.C. Johnson & Son and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact (888) 474-7677, or visit the Insignia POPS Web site at www.insigniapops.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements. The Company’s actual results could differ materially from these forward-looking statements as a result of a number of factors, including risks and uncertainties as described in the Company’s SEC Form 10-K for the year ended December 31, 2006 and other recent filings with the Securities and Exchange Commission. The Company wishes to caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222

http://www.insigniasystems.com • email: info@insigniasystems.com

July 18, 2007	Insignia Systems, Inc. Reports Second Quarter Earnings	Page 3

Insignia Systems, Inc.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006		2007	2006

Net Sales	$6,969,000	$5,853,000		$13,034,000	$11,275,000
Cost of Sales	2,809,000	2,621,000		5,516,000	5,069,000
Gross Profit	4,160,000	3,232,000		7,518,000	6,206,000
Operating Expenses:
Selling	1,426,000	1,224,000		2,895,000	2,441,000
Marketing	362,000	241,000		695,000	489,000
General & Administrative	1,195,000	902,000		2,324,000	1,751,000

Operating Income	1,177,000	865,000		1,604,000	1,525,000
Other Income	27,000	84,000	(1)	37,000	63,000	(1)

Income before Taxes	1,204,000	949,000		1,641,000	1,588,000
Income Taxes	6,000	—		16,000	—

Net Income	$1,198,000	$949,000		$1,625,000	$1,588,000

Net Income per Share
Basic	$0.08	$0.06		$0.11	$0.10
Diluted	$0.07	$0.06		$0.10	$0.10

Shares used in calculation of net income per share:
Basic	15,344,000	15,059,000		15,323,000	15,059,000
Diluted	16,139,000	15,203,000		16,080,000	15,167,000

(1)	Includes $100,000 related to the settlement with the founder of VALUStix.

SELECTED BALANCE SHEET DATA

	June 30, 2007	December 31, 2006
Cash and cash equivalents	$4,780,000	$3,785,000
Working capital	6,883,000	5,017,000
Total assets	10,667,000	8,583,000
Total liabilities	3,848,000	3,721,000
Shareholders’ equity	6,819,000	4,862,000

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222

http://www.insigniasystems.com • email: info@insigniasystems.com